SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported) July 11, 2003

  NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-19182	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza
Saint John, New Brunswick, Canada (Address of Principal Executive Offices)	E2L 4S3 (Zip Code)

Registrant's telephone number, including area code: (506) 633-3800

 Item 5.            Other Events

            Nord Pacific Corporation ("Pacific") and three of its directors have filed additional litigation against Nord Resources Corporation ("Resources") and its directors, John F. Champagne and Ronald A. Hirsch in connection with the recent attempts by Resources to oust current management of Pacific.  On December 31, 2002, Resources filed a derivative action in New Mexico State District Court against Mark R. Welch, John L. Roberts and Lucile Lansing, directors of Pacific, claiming breach of fiduciary duties, self dealing and related matters, which is now the subject of a counterclaim by Messrs. Welch and Roberts and Mrs. Lansing alleging bad faith and malicious abuse of process.

            Pacific and its three directors have filed a separate action in United States District Court for the District Court of New Mexico seeking injunctive relief against Resources, Champagne, Hirsch and other individuals elected by Resources as Pacific directors at a purported shareholders meeting called by Resources and held on June 28, 2003.  Pacific asserts that any action supposedly taken at the meeting was invalid because Resources totally failed to comply with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") regarding solicitation of proxies and notice to shareholders.

            These events are somewhat clouded by the fact that Pacific is a New Brunswick corporation and has been subject to litigation in the Court of Queen's Bench in New Brunswick over many of the same issues originally brought by Resources in the New Mexico derivative action.  In addition, Resources has contested the issuance of 4 million shares of Pacific common stock issued to Mr. Welch in settlement of his Retirement Benefits Agreement entered into in 2001.  This transaction was intended to remove in excess of $500,000 as a liability from Pacific's balance sheet and was accomplished at a per share value of nearly twice the share market value at the time of the transaction.  Nevertheless, the New Brunswick Court has entered an interim order providing that Mr. Welch cannot vote these shares at the present time and that an additional 1.2 million shares issued (400,000 shares each) to Mr. Welch, Mr. Roberts and Mrs. Lansing in January, 2003 for past services cannot be voted at the present time, among other restrictions.

In addition, the New Brunswick Court ordered that a by-law amendment made in November, 2002 for the purpose of defining the quorum requirement for a shareholders meeting as a majority of shareholders was ineffective until approved by shareholders at a properly called meeting.  Under the by-laws prior to the amendment, only two shareholders were required to establish a quorum at a shareholders meeting, which Messrs. Welch and Roberts and Mrs. Lansing believed was manifestly unfair to the shareholders of Pacific.  In its interim order, the New Brunswick Court also ruled that the shareholders meeting originally called by Resources for February 15, 2003 could be held on June 28, 2003 and that Resources could elect five directors in addition to Messrs. Welch and Roberts and Mrs. Lansing. Following this meeting, the "new" board purportedly held a meeting at which Mr. Champagne was elected President and CEO of Pacific and Mr. Welch's employment was purportedly terminated, as well as his life insurance and dental benefits.

Messrs. Welch and Roberts and Mrs. Lansing do not recognize as valid either the June 28 shareholders meeting or the purported board meeting held thereafter, at which they were not present.  They strongly believe that the Resources Proxy Statement and Proxy form are woefully deficient under the Exchange Act, as detailed in the action for injunctive relief filed in New Mexico Federal Court.

            It is anticipated that the matters raised in the New Brunswick Court will tried in full at a future date which has not yet been determined.  It is certainly possible, however, that there could be a serious conflict between rulings of the Canadian and United States Courts, particularly in terms of notice to shareholders of meetings and compliance with the provisions of the Exchange Act regarding solicitation of proxies.  In the interim, however, the New Brunswick Court has very broad authority under the New Brunswick Business Corporations Act to make rulings which would be highly unusual under principles embodied in United States corporate law.

            In the opinion of Messrs. Welch and Roberts and Mrs. Lansing, the actions taken by Resources, Champagne and Hirsch can be reasonably calculated to destroy Pacific as a viable company.  Prior to such actions, Pacific had expressed its intent to become current in its audited financial statements and public filings, which would have enhanced the possibility of being able to raise the funds required to avoid dilution under its joint venture agreement with PGM Ventures Corporation covering the Tabar Islands gold projects in Papua New Guinea.  Instead, the funds that could have been used to complete audited financial statements and become current in public filings have necessarily been diverted towards litigation initiated by Resources, Champagne and Hirsch.

            To put all of this in perspective, shareholders should closely examine the track record of Resources and prior actions taken by Champagne and Hirsch.  Resources has no viable assets, significant potential environmental liabilities and, among other things, unsuccessfully attempted to reorganize under Chapter 11 of the United States Bankruptcy Code.  On the other hand, Pacific management was able to extract the company from the brink of insolvency and complete a joint venture which provides the potential for shareholder realization of value.  It is indeed a shame that these efforts may go for naught on account of greed and self-aggrandizement but the battle is not yet over.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 11, 2003	By: /s/ Mark R. Welch
Mark R. Welch
President & CEO